Prudential Series Fund
For the period ending June 30, 2007
File # 811-03623

ITEM 77O
TRANSACTIONS EFFECTED PURSUANT TO RULE 10f-3

I.	Name of Fund:  The Prudential Series Fund, Inc.
      -  SP PIMCO High Yield Portfolio

1.   Name of Issuer:  Ford Motor Co. (Cusip: 345370CF5)

2.   Date of Purchase:  December 6, 2006

3.   Number of Securities Purchased:  5,500

4.   Dollar Amount of Purchase:  $550,000.00

5.   Price Per Unit:  $100.00

6.   Name(s) of Underwriter(s) or Dealer(s)
            From whom Purchased:  Citigroup Global Markets, Inc.

7.   Other Members of the Underwriting Syndicate
	  See Exhibit A

EXHIBIT A - UNDERWRITERS

Merrill Lynch & Company
Goldman, Sachs, & Co.
JPMorgan
Deutsche Bank Securities
Lehman Brothers
Morgan Stanley
BNP Paribas